CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) made and entered into as of February 18, 2021 (the “Effective Date”), by and between, on the one hand Medytox, Inc. (“Medytox”) a company duly organized and existing under the laws of South Korea, having its principal office at 78 Gangni 1-gil Ochang-up Cheongwon-gu Cheongju-si North Chungcheong 28126, Republic of South Korea, and, on the other hand, Evolus, Inc., (“Evolus”) a company duly organized and existing under the laws of Delaware, having its principal office at 520 Newport Center Drive, Suite 1200, Newport Beach, CA 90660 (each individually a “Party,” and collectively the “Parties”).
    WHEREAS, Allergan, Inc. and Allergan Limited (collectively, “Allergan”) and Medytox are co-complainants in the case captioned Certain Botulinum Toxin Products, Processes for Manufacturing or Relating to Same and Certain Products Containing Same; Inv. No. 337-TA-1145, before the United States International Trade Commission (“ITC”) alleging violations by Daewoong Pharmaceuticals Co., Ltd. (“Daewoong”) and Evolus of Section 337 of the Tariff Act of 1930 based upon the importation into the United States, the sale for importation, and the sale within the United States after importation of certain botulinum toxin products, processes for manufacturing or relating to same and certain products containing same by reason of misappropriation of trade secrets, the threat or effect of which is to destroy or substantially injure a domestic industry in the United States (the “ITC Action”).

    WHEREAS, Medytox is the holder and/or controls the use of a strain of C. botulinum and certain trade secrets regarding the manufacture of botulinum toxin.

    WHEREAS, Evolus is the holder of marketing approvals from various governmental authorities for prabotulinumtoxinA, a botulinum toxin product that is manufactured by Daewoong Pharmaceutical Co., Ltd., (“Daewoong”) in Korea.

WHEREAS, Evolus and Daewoong are parties to a License & Supply Agreement, entered September 30, 2013 (the “Evolus-Daewoong Supply Agreement”), as amended by certain amendments dated February 26, 2014, and July 15, 2014 (the “Amendments to Evolus-Daewoong Supply Agreement”),

WHEREAS, on December 16, 2020, the ITC determined there was a misappropriation of trade secrets relating to Medytox’s manufacturing process and ordered a Limited Exclusion Order and Cease and Desist Order against Evolus and Daewoong for 21 months, under which Evolus was required to post a bond of $441 per 100 unit vial of Jeuveau® sold or distributed during the Presidential Review Period (“PRP”).

    WHEREAS, Medytox filed a Complaint against Evolus, Daewoong, Daewoong Co. Ltd., Alphaeon Corp., Sch-Aeon, LLC, Byung Kook Lee (“Dr. Lee”), Chun Yoon, Jae Seung Yoon, and Chang Woo Suh, captioned Medytox Inc. v. Daewoong

Pharmaceuticals Co., Ltd., Case No. 30-2017-00924912-CU-IP-CJC, in the Superior Court of California, Orange County, alleging violations of California Bus. and Prof. Code § 17200, et seq., violations of California Uniform Trade Secret Act, Cal. Civ. Code § 3426, conversion based on alleged theft of Medytox’s C. botulinum strain, intentional interference with prospective economic relations, unjust enrichment, and breach of contract (the “California Action”).

WHEREAS, Medytox filed a civil complaint, requested a criminal investigation, and filed a complaint with the Ministry of SMEs and Startups against Daewoong in Korea based on alleged theft of Medytox’s C. botulinum strain, and misappropriation of trade secrets and seeking relief that may affect Evolus’s rights in the Territory (the “Korean Actions”).

    WHEREAS, Evolus, Medytox, and Allergan have agreed to enter into that certain Settlement and License Agreement, dated as of February 18, 2021, wherein Medytox and Allergan granted Evolus a Commercialization License and a Manufacturing License in the United States (“US Settlement and License Agreement”).

    WHEREAS, Allergan and Medytox have agreed [***].

WHEREAS, pursuant to the terms of this Agreement, the Parties mutually desire to resolve the disputes which are the subject matter of the ITC Action and the California Action in order to avoid risks and expenses of litigations related to those actions; and to resolve any indirect disputes which are the subject matter of the Korean Actions insofar as they might adversely impact Evolus’s ability to have the Licensed Products manufactured by Daewoong.

    WHEREAS, the Parties desire to enter into a negotiated and consensual license agreement to settle all outstanding disputes and avoid future disputes between them with regard to the matters alleged in the California Action, the ITC Action, and the Korean Actions.

    WHEREAS, reference in this Agreement to any Party or Daewoong shall include reference to all of such entities’ present or future Affiliates, including, without limitation, in the case of Allergan, AbbVie, Inc., Allergan, Inc., Allergan Limited, and Allergan Pharmaceuticals Holdings (Ireland) Unlimited Company.

    NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth in this Agreement, the receipt and adequacy of which are hereby acknowledged, and with the foregoing recitals being incorporated herein, the Parties, intending to be legally bound, agree as follows:

It is expressly understood by the Parties hereto that this Agreement is dependent and conditioned upon the execution of the US Settlement and License Agreement and that in the event that said US Settlement and License Agreement is not executed, the Parties will incur no responsibilities, obligations or liabilities under this Agreement.
It is expressly understood by the Parties hereto that this Agreement is dependent and conditioned upon the execution of the Agreement Regarding Implementation of Settlement Agreement by Allergan and Medytox. In the event that said Agreement Regarding Implementation of Settlement Agreement is not executed, the Parties will incur no responsibilities, obligations or liabilities under this Agreement.

1.Definitions.

For purposes of this Agreement, the following words and expressions shall, unless context otherwise requires, have the following meanings:

1.1.“Accounting Standards” mean the U.S. Generally Accepted Accounting Principles (“GAAP”).
1.2.“Actions” mean the ITC Action, the California Action, and the Korean Actions.
1.3.“Affiliate(s)” with respect to any Party means any individual, corporation, association, or other business entity (collectively, “Person”) that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest. Notwithstanding the terms of this definition, Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., Strathspey Crown Holdings Group LLC, and Daewoong are not Affiliates of Evolus and do not obtain any licensing rights or releases pursuant to this Agreement.
1.4.“Business Day” means 9:00 am to 5:00 pm Eastern Time on a day other than a Saturday, Sunday, federal, or bank holiday in the United States.
1.5.“Commercialization” means the activities, either by itself or through its sub-licensees, agents, resellers, distributors, suppliers, partners, co-promoters, or similar associates, of using, supplying, exporting to territories for which Evolus has rights to market and/or sell Licensed Product, pricing, promoting, distributing, selling, offering to sell, disposing, offering to dispose, or keeping of any Licensed Product in the Territory and, after the Initial Royalty Period, in the Renewal Territory. “Commercialize” has a correlative meaning.
1.6.“Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information; customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Confidential Information includes such information disclosed during the Actions. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent that, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party. Notwithstanding anything else in this definition, any information that has been maintained under seal in the ITC Action is Confidential Information, including, but not limited to information relating to Medytox’s botulinum toxin manufacturing process.
1.7.“Daewoong” means Daewoong Pharmaceutical Co., Ltd., and all of its present and future Affiliates.
1.8.“Government Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory or administrative authority), body, commission, board, or bureau thereof, or any court, tribunal, or arbitrator.
1.9.“Initial Reporting Period” means a calendar quarter (or three month period), except the first Initial Reporting Period shall begin on December 16, 2020, and the last Initial Reporting Period shall begin on June 16, 2022 and end on September 16, 2022.
1.10.“Initial Royalty” means [***] of Net Sales in the Territory.
1.11.“Initial Royalty Period” means the period starting on December 16, 2020 and ending on September 16, 2022.
1.12.“Licensed Product” means any botulinum neurotoxin products manufactured by Daewoong or its Affiliates, or any successor to Daewoong or its Affiliates, with the generic name prabotulinumtoxinA for any of Evolus’s products made according to a process that is or will be approved by, and whose sale and/or marketing is or will be approved by a Government Authority in the Territory and, after the Initial Royalty Period, in the Renewal Territory. Licensed Product includes, but is not limited to, the prabotulinumtoxinA product that is the subject of BLA No. 761085, that is marketed as Jeuveau® in the United States, and that is marketed or planned to be marketed as Nuceiva™, or such other brand names as Evolus shall utilize, in the Territory and, after the Initial Royalty Period, in the Renewal Territory. For the

avoidance of doubt, the product known as MT10109L, for which Allergan holds a license from Medytox, shall not under any circumstance become a Licensed Product under this Agreement.
1.13.“Licensed Rights” mean Medytox’s strain of C. botulinum and trade secrets regarding the manufacture of botulinum toxin that were, could have been, or will be alleged in the California Action, ITC Action, and/or Korean Actions to have been misappropriated.
1.14.“Manufacturing” means all activities, either by itself or through its suppliers, agents, Affiliates, manufacturers, related to the manufacturing, production or making of the Licensed Product, or any component thereof, for Commercialization or use in the Territory and, after the Initial Royalty Period, in the Renewal Territory, including, but not limited to test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing any Licensed Product in bulk or finished form for development, manufacturing the drug substance for any Licensed Product, manufacturing the drug product for any Licensed Product, manufacturing a finished Licensed Product for Commercialization, packaging, in-process and finished Licensed Product testing, release of a Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of a Licensed Product, regulatory activities related to any of the foregoing and any shipping, export and distribution to and within the Territory of such Licensed Products and importation of such Licensed Products into the Territory and, after the Initial Royalty Period, in the Renewal Territory. “Manufacture” has a correlative meaning.
1.15.“Marketing Authorization” means an approval or authorization from the appropriate Government Authority in the Territory (including the BLA and all licenses, registrations, and pricing or reimbursement approvals) as required to permit Commercialization in and for the Territory and, after the Initial Royalty Period, in the Renewal Territory (including clinical testing, manufacture, distribution, or use of such Licensed Product).
1.16.“Net Sales” means the net sales of Licensed Product sold by Evolus or any of its Affiliates to Third Parties, as determined in accordance with the Accounting Standards, including requirements for revenue recognition, and does not include any downstream sales, including any sales by Evolus’s customers to consumers.
1.1.“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, common technical documents, technical documents, Marketing Authorizations or other filings made to, received from or otherwise conducted with a Government Authority in order to Commercialize the Licensed Product in the Territory and, after the Initial Royalty Period, in the Renewal Territory.
1.2.“Release Date” means the date on which all Initial License Payments under Section 4 of this Agreement have been made and all License Payments under

Section 5 of the US Settlement Agreement have been made, provided that (a) no party has exercised its right to terminate this Agreement or the US Settlement Agreement and (b) this Agreement and the US Settlement Agreement are assumed pursuant to a court order in the event Evolus enters into bankruptcy proceedings.
1.3.“Renewal Reporting Period” means a calendar quarter (or three month period), except the first Renewal Reporting Period shall begin on September 17, 2022 and end on December 31, 2022, and the last Renewal Reporting Period shall begin on July 1, 2032 and end on September 16, 2032.
1.4.“Renewal Royalty” means [***] of Net Sales in the Renewal Territory.
1.5.“Renewal Royalty Period” means the period starting on September 17, 2022 and ending on September 16, 2032.
1.6.“Renewal Territory” means the Territory and the United States and its territories and possessions.
1.7. “Sales and Royalty Report” means a written report or reports showing each of (1) the Net Sales for any Licensed Product in the Territory during the Reporting Period and Net Sales for any Licensed Product in the Renewal Territory during the Renewal Reporting Period, by Evolus and its Affiliates and Sublicensees, and (2) the Royalties payable in U.S. Dollars which shall have accrued hereunder with respect to such Net Sales. For the avoidance of doubt, the Sales and Royalty Report shall be considered Confidential Information under this Agreement and shall be limited to those employees of Medytox that have a need to know such information for purposes of accounting for the Initial Royalty and the Renewal Royalty, and shall not be utilized for Medytox’s pricing strategy, sales, marketing, or other commercial activities.
1.8.“Territory” shall mean Canada, the European Union, Switzerland, member countries and cooperating countries of the European Economic Area, Russia, the Commonwealth of Independent States, South Africa, Australia and Japan.
1.9.“Third Party” means any person or entity other than Allergan, Medytox, Evolus, or their Affiliates.
2.Mutual Releases.

2.1.The Parties agree that this Agreement is in full and final settlement of all and any claims or cause of action, directly or indirectly, that Medytox and their respective Affiliates, on the one hand, and Evolus and their respective Affiliates on the other hand, have against the other relating to the Licensed Rights in the Territory and in the Renewal Territory, including relating to the Korean Actions and to any actions against Dr. B.K. Lee, including Medytox’s complaints against Dr. Lee in the Indiana Commercial Court captioned Medytox Inc. v. Byung Kook Lee, Cause No. 49D13-1805-PL-017584, and in the Marion County Commercial Court, captioned Medytox, Inc. v. Byung Kook Lee,

49D01-1805-PL-017584, (Marion County Commercial Court Oct. 4, 2018) (the “Lee Actions”), and including without limitation any claims for damages, interest, or costs. To the extent necessary, within five (5) Business Days of the Effective Date, Medytox shall file, or cause to be filed, an appropriate document (except in the event of termination of this Agreement pursuant to Sections 9.2 or 9.3 or the occurrence of the circumstances described in Section 13.6) in the Korean Actions that Medytox is not seeking and that, to the extent it is within Medytox’s control, the Korean Actions shall not adversely affect any rights granted under the Initial License pursuant to Section 3 or the Renewal License pursuant to Section 5, including the right to Manufacture, have Manufactured, Commercialize, and obtain or maintain Marketing Authorization and any Regulatory Materials related to the Licensed Product in the Territory during the Royalty Period, and thereafter in the Renewal Territory during the Renewal License Period pursuant to Section 5. Medytox further agrees that it will be legally bound by the submitted document, and it will not revoke the filing of such document or the relief requested therein. For the avoidance of doubt, and as stated in Sections 3.2 and 5.1, the Initial Licenses and Renewal License shall be operable, as prescribed in this Agreement, notwithstanding any potential remedies issued in the Korean Actions.
2.2.Effective as of the Release Date, and subject to Section 13.6, Medytox, on behalf of itself, each of its Affiliates and each of its respective officers, directors, shareholders, members, agents, and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges Evolus and all current, former, and future Affiliates, subsidiaries, members, managers, directors, officers, shareholders, employees, predecessors, successors, and agents, and its customers, agents, attorneys, licensors, distributors, resellers, purchasers, donees, vendors, or vendees (collectively, the “Evolus Releasees”) from all past and present actions, causes of action, claims for relief or demands in law or in equity, and from any claims for or allegations of liability, debts, contracts, promises, obligations, damages, attorneys’ fees, costs, interest, or expenses, whether fixed or contingent, asserted or unasserted, that Medytox now has against any of the Evolus Releasees, for, upon, or by reason of any act, omission, representation, or any other matter or cause, respecting the Commercialization or Manufacturing of Licensed Products and the Licensed Rights in the Territory during the Initial Royalty Period and in the Renewal Territory during the Renewal License Period, and all causes of action that were, could have been, or will be asserted in the Actions. Nothing contained in this Section 2.2 will release the Evolus Releasees from any claim based upon any material misrepresentations made in this Agreement unless cured within sixty (60) days of receiving written notice thereof from Medytox, or material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Medytox within sixty (60) days of service of written notice by Medytox. Medytox agrees that Evolus can, without interference from Medytox, Manufacture, have Manufactured, Commercialize, and obtain or maintain Marketing Authorization and any Regulatory Materials related to the Licensed Product in the Territory during the Initial Royalty Period, and thereafter in the Renewal Territory during the Renewal License Period pursuant to Section 5.

2.3.Effective as of the Release Date, Evolus, on behalf of itself, each of its Affiliates and each of its respective officers, directors, shareholders, members, agents, and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges Medytox, and its current, former, and future Affiliates, subsidiaries, members, managers, directors, officers, shareholders, employees, predecessors, successors, and agents, and its customers, agents, attorneys, licensors, distributors, resellers, purchasers, donees, vendors, or vendees (collectively, the “Medytox Releasees”) from all past and present actions, causes of action, claims for relief or demands in law or in equity, and from any claims for or allegations of liability, debts, contracts, promises, obligations, damages, attorneys’ fees, costs, interest, or expenses, whether fixed or contingent, asserted or unasserted, that Evolus has against any of the Medytox Releasees, for, upon, or by reason of any act, omission, representation, or any other matter or cause, respecting the Licensed Rights as they pertain to the Commercialization or Manufacturing of Licensed Products or component(s) thereof, and all causes of action that were, could have been, or will be asserted in the Actions. Nothing contained in this Section 2.3 will release the Medytox Releasees from any claim based upon any material misrepresentations made in this Agreement unless cured within sixty (60) days of receiving written notice thereof from Evolus, or material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Evolus within sixty (60) days of service of written notice by Evolus.
2.4.Effective as of the Effective Date, Evolus hereby releases, indemnifies, and holds Medytox harmless from any and all product liability claims, actions, losses, damages, and liabilities resulting from or arising out of the use or sale of Licensed Products under this Agreement.
2.5.For the avoidance of doubt, all releases under this Section 2 do not release either Party and/or their Affiliates from their contractual obligations under this Agreement and are without prejudice to the Parties’ rights to raise claims, defend claims, and seek remedies for breach of this Agreement.
2.6.For the avoidance of doubt, Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., and Strathspey Crown Holdings Group LLC are not Affiliates of Evolus and do not obtain any releases pursuant to this Agreement, including the releases contained in this Section 2.
2.7.Unknown Claims/California Civil Code Section 1542 Waiver: The Parties each expressly assume the risk that by entering into this Agreement and the releases contained herein, each will forever waive claims, causes of action, and damages that may exist before the Effective Date of this Agreement, but which it does not know of, or suspect to exist, and which, if known, would have materially affected the Party’s decision to enter into this Agreement. In that regard, the Parties acknowledge that they have been informed by their counsel of the provisions of Section 1542 of the Civil Code of the State of California, and expressly waive and relinquish all rights and benefits which they might have had under that section which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
The Parties hereby expressly waive and relinquish all rights and benefits under that Section 1542 of the Civil Code of the State of California and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Settlement Agreement.
3.Initial License.

3.1.Commercialization License. During the Initial Royalty Period, Medytox hereby grants Evolus and its Affiliates a non-exclusive, royalty-bearing, irrevocable (except pursuant to Sections 9.2 or 9.3 or the occurrence of the circumstances described in Section 13.6) right and license to the Licensed Rights to Commercialize and obtain or maintain the Marketing Authorization and all Regulatory Materials related to any Licensed Product in the Territory (the “Commercialization License”).

3.2.Manufacturing License. During the Initial Royalty Period, Medytox hereby grants Evolus and its Affiliates a non-exclusive, royalty-bearing, irrevocable (except pursuant to Sections 9.2 or 9.3 or the occurrence of the circumstances described in Section 13.6) right and license to the Licensed Rights to Manufacture or have Manufactured Licensed Product (including by non-Affiliates of Evolus, and specifically including Daewoong or its Affiliates, or any successor to Daewoong or its Affiliates) for the Territory, including to Manufacture and have Manufactured Licensed Product outside the Territory so long as such Licensed Product is or will be Commercialized, used to obtain or maintain Marketing Authorization and all Regulatory Materials related to any Licensed Product in the Territory (the “Manufacturing License” and collectively with the Commercialization License, the “Initial Licenses”). For the avoidance of doubt, the Initial Licenses shall be operable during the Royalty Period notwithstanding any potential remedies issued in the Korean Actions.
3.3.Evolus and its Affiliates shall have the right to grant written sublicenses of the Commercialization License granted under Section 3.1 and/or the Manufacturing License granted under Section 3.2 to non-Affiliate entities (individually, “Sublicensee” and collectively, “Sublicensees”), with prior approval from Medytox, which shall not be unreasonably withheld. For the avoidance of doubt, Medytox expressly approves Clarion Medical Technologies and its Affiliates, which has contracted with Evolus to help Commercialize Licensed Product in certain Territories, as Evolus’s Sublicensee of the Initial License pursuant to this Section 3.3. If Evolus grants such a sublicense, Evolus shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Sublicensee to the same extent that they apply to Evolus for all purposes. For the avoidance of doubt, Sublicensee does not include any Third-Party through which Evolus or its Affiliates utilize the Commercialization License or Manufacturing License pursuant to Section 3.1 and 3.2 respectively.
3.4.For the avoidance of doubt Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., and Strathspey Crown Holdings Group LLC are not Affiliates of Evolus and do not obtain any licensing rights under this Agreement, including those described in this Section 3.
4.License Payments.

4.1.In consideration for the grant of the Initial Licenses described in Section 3, Evolus shall provide Medytox the following consideration set forth in Sections 4.1.1 and 4.1.2 (the “Initial License Payments”):
4.1.1.Issuance of Equity. Evolus shall issue 6,762,652 shares of Common Stock (the “Issued Shares”) to Medytox pursuant to the terms of the Share Issuance Agreement attached hereto as Exhibit A.
4.1.2.Royalties. During the Initial Royalty Period, Evolus will be obligated to pay the Initial Royalty to Medytox. Such Initial Royalty payments will be made for a given Initial Reporting Period within seventy-five (75) days of the end of each calendar quarter containing the applicable Initial Reporting Period; provided that, for Net Sales in the Territory made during the Initial Reporting Period from [***] through [***], the Initial Royalty shall be payable at the same time as the Initial Royalty payable for the Reporting Period from [***] to [***]. Each Royalty payment shall be accompanied by a Sales and Royalty Report sent to Medytox at the E-mail address set forth in Section 13.4. For the avoidance of doubt, the Sales and Royalty Report shall be considered Confidential Information under this Agreement and shall be limited to those employees of Medytox that have a need to know such information for purposes of accounting for the Initial Royalty and shall not be utilized for Medytox’s pricing strategy, sales, marketing, or other commercial activities.

4.2.Payments due under this Section will remitted in accordance with instructions to be provided by Medytox.
4.3.To the extent that there are any deductions to Net Sales for an Initial Reporting Period that occur after the Initial Royalty payment for that Initial Reporting Period has been made, such deductions shall be accounted for as a credit against any Initial Royalty payment payable in a subsequent Initial Reporting Period. Any such credit shall be set forth on the Sales and Royalty Report for the Reporting Period in which the credit is accounted for.

4.4.For the avoidance of doubt, only one Royalty Payment under Section 4.1 is due for any Licensed Product, whether manufactured or sold by Evolus, their Affiliates, sublicensees, agents, resellers, distributors, suppliers, partners, co-promoters, or similar associates for Commercialization.
4.5.For the avoidance of doubt, Evolus shall be required to continue making the Initial License Payments regardless of the status or expiration of the Licensed Rights. In the event of termination, as set forth in Sections 9.1, 9.2, or 9.3, Evolus shall still be required to make any Royalty payments accrued through the effective date of such termination on the schedule set forth in Section 4.1.2 and Medytox shall still be required to make any reimbursements for any deductions to Net Sales that occur after Evolus has made its last Royalty payment on the schedule set forth in Section6.2.
5.Renewal License.
5.1.Immediately following the Initial Royalty Period and with no gap or interruption with respect to any license or rights, the Commercialization License granted in Section 3.1, above, and the Manufacturing License granted in Section 3.2, above, shall each become fully paid up and irrevocable, except in the event of termination of this Agreement pursuant to Sections 9.2 or 9.3 or the occurrence of the circumstances described in Section 13.6 (the “Renewal License Period”), and shall be extended from the Territory to the Renewal Territory (together, the “Renewal License”). For the avoidance of doubt, the Renewal License shall be operable notwithstanding any potential remedies issued in the ITC Action, the California Action, or the Korean Actions.
5.2.Evolus and its Affiliates shall have the right to grant written sublicenses of the Renewal License granted under Section 5.1 to non-Affiliate entities (also individually, “Sublicensee” and collectively, “Sublicensees”), with prior approval from Medytox, which shall not be unreasonably withheld. For the avoidance of doubt, Medytox expressly approves Clarion Medical Technologies and its Affiliates, which has contracted with Evolus to help Commercialize Licensed Product in certain Territories, as Evolus’s Sublicensee of the Renewal License pursuant to this Section 5.2. If Evolus grants such a sublicense, Evolus shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Sublicensee to the same extent that they apply to Evolus for all purposes. For the avoidance of doubt, Sublicensee does not include any Third-Party through which Evolus or its Affiliates utilize the Renewal License pursuant to Section 5.1.
5.3.For the avoidance of doubt, Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., and Strathspey Crown Holdings Group LLC are not Affiliates of Evolus and do not obtain any licensing rights under this Agreement, including those described in this Section 5.

6.Renewal License Payments.

6.1.In consideration for the grant of the Renewal License described in Section 5, Evolus shall provide Medytox the following consideration set forth in Section 6.1.1 (the “Renewal License Payment”):
6.1.1.Renewal Royalties: Beginning on September 17, 2022, Evolus will be obligated to pay the Renewal Royalty for the Renewal Royalty Period. Such Renewal Royalty payments will be made for a given Renewal Reporting Period within seventy-five (75) days of the end of each calendar quarter containing the applicable Renewal Reporting Period. Each Renewal Royalty payment shall be accompanied by a Sales and Royalty Report sent to Medytox at the E-mail address set forth in Section 13.4. For the avoidance of doubt, the Sales and Royalty Report shall be considered Confidential Information under this Agreement and shall be limited to those employees of Medytox that have a need to know such information for purposes of accounting for the Renewal Royalty and shall not be utilized for Medytox’s pricing strategy, sales, marketing, or other commercial activities
6.2.To the extent that there are any deductions to Net Sales for a Renewal Reporting Period that occur after the Renewal Royalty payment for that Renewal Reporting Period has been made, such deductions shall be accounted for as a credit against any Renewal Royalty payment payable in a subsequent Renewal Reporting Period. Any such credit shall be set forth on the Sales and Royalty Report for the Renewal Reporting Period in which the credit is accounted for. To the extent that there are any deductions to Net Sales that occur after Evolus has made its last Renewal Royalty Payment, or, in the event of termination pursuant to Sections 9.1, 9.2, or 9.3 during the Initial Royalty Period, its last Initial Royalty Payment, Medytox shall reimburse Evolus for such deduction within twenty (20) Business Days after Evolus notifies Medytox of such deduction, provided such notice is made within sixty (60) days of the end of the calendar Initial Royalty Period or Renewal Royalty Period, as applicable.
6.3.For the avoidance of doubt, only one Renewal Royalty Payment under Section 6.1.1 is due for any Licensed Product, whether manufactured or sold by Evolus, its Affiliates, sublicensees, agents, resellers, distributors, suppliers, partners, co-promoters, or similar associates for Commercialization.
6.4.For the avoidance of doubt, Evolus shall be required to continue making the Renewal License Payments regardless of the status or expiration of the Licensed Rights. In the event of termination, as set forth in Sections 9.1, 9.2, or 9.3, Evolus shall still be required to make any Renewal Royalty Payments accrued through the effective date of such termination on the schedule set forth in Section 6.1.1 and Medytox shall still be required to make any reimbursements for any deductions to Net Sales that occur after

Evolus has made its last Renewal Royalty Payment on the schedule set forth in Section 6.2.
7.Records and Audits.
7.1.Evolus shall keep complete, true, and accurate books and records in accordance with the Accounting Standards in relation to this Agreement, including in relation to Net Sales of Licensed Products, Initial Royalties, and Renewal Royalties. Evolus will keep such books and records for at least three (3) years following the calendar year to which they pertain.
7.2.Audit Rights. On an annual basis, Medytox may, upon written request and at its own expense, cause an internationally recognized independent accounting firm (“Auditor”), which is reasonably acceptable to Evolus, to inspect the relevant records of Evolus to verify the Initial Royalties and Renewal Royalties payable by Evolus and the related reports, statements, and books of accounts, within the three (3) years prior to the year in which such audit is conducted, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Evolus by which the Auditor agrees to keep confidential all information reviewed during the audit. Medytox may designate one external law firm who, upon execution of the same undertaking to Evolus required of the Auditor, may review the Auditor’s work and the information on which it is based. The Auditor shall have the right to disclose to Medytox only its conclusions regarding any payments owed under this Agreement.
7.3.Evolus shall make its records available for inspection by the Auditor during Evolus’s regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Medytox and/or the Auditor. The records shall be reviewed solely to verify the accuracy of Evolus’s Initial Royalty payments and Renewal Royalty payments, and compliance with this Agreement. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to records covering any specific period of time, unless a prior inspection has revealed any underpayment by Evolus. Medytox agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation, or judicial order.
7.4.The Auditor shall provide its audit report and the basis for any determination to Evolus at the time such report is provided to Medytox before it is considered final.
7.5.In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Evolus, the underpaid or overpaid amount shall be settled promptly.
7.6.Medytox shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to payments hereunder. If an underpayment of more than seven point five percent (7.5%) of the total payments due for the applicable audit period is discovered, the reasonable fees and expenses charged by the Auditor shall be paid by Evolus.
8.Information Rights/Quarterly Business Meetings
8.1.Information Rights. So long as Medytox owns [***] or more of the issued and outstanding Common Stock of Evolus, on a fully diluted basis, Evolus will furnish to Medytox:
8.1.1.as soon as available, but not less than one hundred twenty (120) days after the end of each fiscal year, a balance sheet of Evolus, as at the end of such fiscal year, and a statement of income and a statement of cash flows of Evolus, for such year, all prepared in accordance with the Accounting Standards consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by Evolus’s Board of Directors;
8.1.2.as soon as available, but not less than forty-five (45) days after the end of each of the first, second and third quarterly accounting periods in each fiscal year of Evolus, a balance sheet of Evolus as of the end of each such quarterly period, and a statement of income and a statement of cash flows of Evolus for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;
8.2.Quarterly Business Reviews . Once per fiscal quarter, Medytox may request a business review of Evolus attended by the Chief Executive Officer of Evolus and such other business leaders as selected by Medytox that are reasonably available on such date for one full business day (the “Quarterly Business Review”). The purpose of the Quarterly Business Review shall be for Medytox to review and discuss topics, subject to any attorney-client or work product privilege limitations, including sales results, marketing activities, research and development activities, regulatory status, promotional plans, business development activities and such other matters reasonably requested by Medytox. Each Party shall bear the expense of participation of its respective employees in the Quarterly Business Review meetings. Information presented or discussed at Quarterly Business Reviews shall be considered Confidential Information.
9.Term and Termination.

9.1.This Agreement begins on the Effective Date and shall continue in full force and effect until the end of the Renewal License Period and be irrevocable, except pursuant to Sections 9.2 or 9.3 provided herein or the occurrence of circumstances described in Section 13.6. Notwithstanding the foregoing, the payment obligations, including without limitation the payment obligations under Section 4 and Section 6, including any credit for any deductions, for Net Sales prior to termination, and the audit rights provided in Section 7 that are necessary to audit the records relevant to those obligations, will survive termination of this Agreement.
9.2.Termination for Challenge. If Evolus or any of its Affiliates or Sublicensees challenges before a court, tribunal, or government agency the validity, enforceability, scope, or protected status of any of the Licensed Rights, including but not limited to the trade secret status of any trade secret included within the scope of this Agreement, then Medytox may terminate this Agreement after fifteen (15) Business Days of service of written notice to Evolus.
9.3.Termination for Cause. Any Party may terminate the Agreement with immediate effect by written notice to the other Party in the event that the other Party commits a material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of the non-breaching Party within sixty (60) days of service of written notice by the non-breaching Party.
9.4.Any right to terminate this Agreement or to cancel rights and obligations hereunder is in addition to and without prejudice to any other rights or remedies any Party may be entitled to under this Agreement, at law or otherwise. On termination or expiry of this Agreement, any rights or remedies either Party may have arising from any breach of this Agreement shall continue to be enforceable.
9.5.In the event of this Agreement being terminated, the confidentiality provisions of Section 12, the arbitration provisions of Section 13.7, and any other terms of this Agreement as may be necessary for interpretative purposes, shall survive such termination or expiry.
10.Representations and Warranties. Each Party is entering into this Agreement in reliance of the following representations and warranties of the other Parties, all of which are acknowledged to be material, and which include the following:

10.1.The execution, delivery, and performance of the obligations under this Agreement are within its power, and have been duly authorized by all necessary corporate or business action, do not contravene any law or any contractual provision binding on it, and do not require any consent or approval of any person or government authority except as set forth herein or such consents and approvals as have been obtained and are in full force and effect.
10.2.This Agreement constitutes the Party’s legal, valid, and binding obligation and is enforceable in accordance with its terms.

10.3.As of the Effective Date, Medytox represents and warrants that it has the exclusive right and power to grant the Initial Licenses and the Renewal License to the License Rights.
10.4.As of the Effective Date, Medytox represents and warrants that the California Action, the ITC Action, the Korean Actions, and Medytox’s submissions to the U.S. Food and Drug Administration and Health Canada represent the only suits, complaints, grievances, demands, claims, citizen’s petitions, causes of action in, of or before any Governmental Authority to which Medytox is a party, or in which Medytox is directly or indirectly participating, that would (i) adversely affect Evolus’s right to make, have made, Commercialize, or obtain or maintain Marketing Authorization and any Regulatory Materials for the Licensed Products in the Territory and in the Renewal Territory, (ii) stop Evolus’s right to Manufacture or have Manufactured the Licensed Products, or any of its components, for Commercialization, or (iii) adversely affect Evolus’s ability to maintain the Marketing Authorization or any Regulatory Materials related to the Licensed Products in the Territory and in the Renewal Territory. Medytox further represents and warrants that the Lee Actions do not directly or indirectly (i) adversely affect Evolus’s right to make, have made, Commercialize, or obtain or maintain Marketing Authorization and any Regulatory Materials for the Licensed Products in the Territory and in the Renewal Territory, (ii) stop Evolus’s right to Manufacture or have Manufactured the Licensed Products, or any of its components, for Commercialization, or (iii) adversely affect Evolus’s ability to maintain the Marketing Authorization or any Regulatory Materials related to the Licensed Products in the Territory and in the Renewal Territory.
10.5.Evolus warrants, as to the Initial License Payments and the Renewal License Payments, that at the time of any such payment that Evolus will make or cause to be made pursuant to Section 4 or Section 6 of this Agreement, Evolus will not be insolvent, nor will the Initial License Payments or Renewal License Payments required to be made render Evolus insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.
10.6.Evolus represents and warrants that, as of the Effective Date, Evolus and Daewoong are not a party to any agreements other than (a) the Evolus-Daewoong Supply Agreement (b) the Amendments to Evolus-Daewoong Supply Agreement, (c) that certain Convertible Promissory Note Purchase Agreement, dated as of July 6, 2020 by and among Evolus and Daewoong and (d) Convertible Promissory Note, dated July 30, 2020 and issued by Evolus to Daewoong. Except as disclosed in the prior sentence, as of the Effective Date, there are no agreements between Evolus and Daewoong whereby Daewoong or an Affiliate of Daewoong could acquire, directly or indirectly, equity in Evolus.
10.7.CFIUS Representation. Evolus does not: produce, design, test, manufacture, fabricate, or develop one or more “critical technologies,” as that term is defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
10.8.Each Party hereto represents and warrants to the other Party that, as of the Effective Date, the warranting Party is not subject to any judgment, order, injunction, decree, or award of any court, administrative agency, or governmental body that would or might interfere with its performance of any of its obligations hereunder.
10.9.Each Party warrants that it will not form any new or use any existing entity, or assign its rights and obligations under this Agreement or its other assets to another entity, to avoid compliance with any of the provisions of this Agreement
10.10.Each of the Parties agrees that this Agreement is a compromise of the Parties’ claims and defenses in the disputed California Action and ITC Action, and is intended to be, a full and complete settlement, discharge and release of those Actions and related claims as to the Parties, subject to Section 13.6. None of the Parties admits to or concedes any liability or wrongdoing whatsoever, and this Agreement is not, and shall not be described or characterized by any Party, or by its directors, executives, employees, agents or other representatives, as an admission by any Party or their Affiliates of any liability or wrongdoing.
10.11.The existence of this Settlement Agreement, its provisions and terms shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in this or any other action or proceeding, civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of the Agreement. The existence of this Agreement, its provisions and terms are not, and shall not be argued by any person to be or to be deemed to be evidence of, a concession or admission of, nor to create a presumption of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the California Action or ITC Action or any other action or proceeding.
10.12.Each of the Parties agrees to take all action necessary to carry out the intentions of the Parties as expressed in this Agreement.
10.13.Covenant Not to Sue. Medytox on behalf of itself, and each of its Affiliates and each of their respective officers, directors, shareholders, members, agents, and representatives, each covenant not to, directly or indirectly, alone or by, with or through others, cause, induce, allow to continue or authorize or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of any action, proceeding, petition, or investigation alleging misappropriation of the Licensed Rights or any cause of action asserted or that could have been asserted in any of the Actions, which would adversely affect Evolus’s right to Commercialize the Licensed Products in the Territory, to obtain or maintain Marketing Authorization and any Regulatory Materials for the Licensed Products in the Territory, or to Manufacture or have Manufactured the Licensed Products, or any component thereof, for Commercialization or use in the Territory during the Initial Royalty Period, and, in the

Renewal Territory during the Renewal License Period, except that the foregoing shall not apply in the event (i) Evolus commits a material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Medytox within sixty (60) days of service of written notice by Medytox or (ii) the occurrence of the circumstances described in Section 13.6.
10.14.No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
11.Daewoong.

11.1.Nothing in this Agreement creates any right enforceable by Daewoong.

12.Confidentiality.

12.1.Settlement Terms. This Agreement, its Exhibit, and its terms and conditions including all financial terms, and the substance of all negotiations and Confidential Information disclosed by either Party in connection with it, are confidential to the Parties, their Affiliates, and their advisers, who shall not disclose them to, or otherwise communicate them to, any Third Party without the written consent of the other Party, other than:
•to the relevant Party’s auditors, insurers, and lawyers on terms which preserve confidentiality;
•pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure;
•as far as necessary to implement and enforce any of the terms of this Agreement on terms which preserve confidentiality; or
•as otherwise authorized in writing and in advance by all other Parties.

Except as provided in Section 9.2, no Party shall issue a press release regarding this Agreement or make any public disclosure of the terms of this Agreement without the prior written approval of the other Parties. Any Party may confirm that the ITC Action has been resolved on confidential terms. For the avoidance of doubt, no Party is restricted from disclosing information about the Settlement Terms to the extent such terms have been made public in a manner consistent with the terms of this Agreement.

The Parties understand and agree that Evolus shall be required to file the complete Agreement as an exhibit to a Current Report on Form 8-K and future securities filings,

which will be filed with the Securities and Exchange Commission, less those financial terms that Evolus together with its counsel reasonably believes it may obtain confidential treatment for from the Securities and Exchange Commission. Evolus shall notify the other Parties within three (3) Business Days if the Securities and Exchange Commission denies confidential treatment of any part of the Agreement.

Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that each Party cay disclose the existence and/or terms of this Agreement (a) to comply with its obligations under the law, including, without limitation, the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) in order to comply with the listing standards, rules, regulations or agreements of any national or international securities exchange, the NASDAQ Global Market or New York Stock Exchange or other similar laws, rules, or regulations of a governmental or regulatory authority; (c) to respond to an inquiry of a government authority or regulatory authority as required by law; (d) to comply with a court order or applicable law, governmental regulations, or investigative requests; or (e) in a judicial, administrative, or arbitration proceeding, if, in the reasonable opinion of the disclosing Party’s counsel is mandated by a subpoena, discovery request, or other compulsory process. In any such event, the Party making such disclosure shall (i) provide the other Parties as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other Parties in any reasonable attempt to prevent or limit the disclosure, including to secure a protective order or confidential treatment of this Agreement or portions thereof, and (iii) limit any disclosure to the specific purpose at issues.
12.2.Confirmation of Settlement. The Parties are entitled to confirm to Third Parties the fact that the California Action and the ITC Action have been resolved on confidential terms, but not the terms of such resolution as set forth in this Agreement, in the form of a statement to be agreed, to the extent such terms have not otherwise been made public in a manner consistent with the terms of this Agreement.
13.General Provisions.

13.1.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the United States of America, without regard to the principles of conflicts of laws. To the extent any dispute between the Parties regarding this Agreement is not arbitrated pursuant to Section 13.7, the federal and state courts in California shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue with respect to such matters will be [***].

13.2.Headings. Headings are solely for the convenience of the Parties and shall not be deemed to define, construe, characterize, or limit any of the provisions of this Agreement.
13.3.Assignments. This Agreement shall inure to the benefit of, and be binding upon, the successors, legal representatives or assigns of the Parties. For the avoidance of doubt, this Agreement shall survive a change of control of one or more of the Parties and no Party shall gain the right to terminate this Agreement upon the change of control of the other Party.
13.4.Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by first class mail, postage prepaid, or by delivery by a reputable delivery service such as Federal Express or DHL, addressed as follows, or sent via fax transmission with confirmation of receipt, and additional copy via email as indicated:
Medytox:
[***]
[***]
[***]
[***]
[***]

Evolus:
[***]
[***]
[***]
[***]
Any Party may change the address to which notices shall be sent to it by notice in writing to all other Parties.
13.5.Equitable Relief. Each Party acknowledges and agrees that the Parties’ obligations and undertakings pursuant to Section 2 of this Agreement are reasonable and necessary to protect their respective legitimate interests, that the Parties would not have entered into this Agreement in the absence of such provisions, and that a Party’s material breach or threatened breach or failure to comply with Section 2 shall cause the other Party significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. The Parties further acknowledge and agree that they shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any material breach or threatened breach of Section 2 of this Agreement or sales of Licensed Products not consistent with the rights granted under this Agreement and specifically enforcing the terms and provisions of such Section of this Agreement. Each Party agrees that it shall not challenge any of the foregoing acknowledgements and agreements in this Section 13.5 concerning injunctive relief in any proceeding brought by the other Party.
13.6.Bankruptcy. If a case is commenced in respect of Evolus under Title 11 of the United States Code or similar domestic or foreign law, or if a trustee, receiver, conservator or other fiduciary is appointed under any similar domestic or foreign law, and in the event of the entry of a final order of a court of competent jurisdiction determining that the transfer of money or any portion thereof under this Agreement to or on behalf of Medytox to be a preference, voidable transfer, fraudulent transfer, or similar transaction and any portion thereof is required to be returned, then the Parties shall jointly move the relevant court or agency of competent jurisdiction to vacate any releases made pursuant to this Agreement, which releases shall then be null and void, and the Parties shall be restored to their respective positions in the California Action, the ITC Action, and the Korean Actions immediately prior to the date of this Agreement.
13.7.Arbitration. Except for disputes regarding equitable relief under Section 13.5, if any disputes arise out of or in connection with this Agreement or any further amendment thereto, the Parties shall try to resolve such dispute amicably. In the event that the Parties fail to settle the dispute through amicable negotiation, such dispute shall be submitted to and finally settled by arbitration in [***] in accordance with the rules of JAMS by one or more arbitrators appointed in accordance with such rules. The language to be used in the arbitral proceedings shall be English.
13.8 Taxes; Withholding. (a) In the event that any payment under this Agreement becomes subject to withholding taxes under applicable laws or regulations, the payor shall withhold from the payment the amount of such taxes due and timely pay to the proper governmental authority the amount of any taxes withheld. The payor shall deliver to the payee the original or a certified copy of a receipt issued by the applicable governmental authority evidencing the payment of the taxes withheld, a copy of the tax return reporting such payment, or other evidence of such payment reasonably satisfactory to payee. The Parties agree to cooperate with one another and use reasonable efforts to minimize or eliminate any such tax withholding or similar obligations in respect of any payments or transfers (including the issuance or transfer of shares of stock) made to Medytox under this Agreement including taking into account any reduction to withholding available under a tax treaty to which the payee is entitled and taking all appropriate steps related thereto. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect (including pursuant to Section 13.8(c)(ii) below), it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.
(b) In furtherance of the foregoing, the Parties shall cooperate to (i) determine to which jurisdiction or jurisdictions each payment made hereunder is allocable and the portion allocable to each such jurisdiction (based upon the Net Sales or the utilization of intellectual property in each such jurisdiction), (ii) determine the treatment of each such payment for tax purposes in each such jurisdiction, and (iii) report each payment made hereunder consistent with such determination for all tax purposes in all affected jurisdictions.
(c) With respect to the portion of any payments made under this Agreement that are allocable to sources within the United States in accordance with the principles of Paragraph (b) or Paragraph (d) hereof:
(i) Medytox represents that it is, and at all relevant times will be, entitled to the benefits of the United States - Republic of Korea Income Tax Convention (the “Treaty”), including, without limitation, where applicable the reduced rate of taxation on royalties specified in paragraph (1) of Article 14 thereof, with respect to such payments of which it is the beneficial owner;
(ii) Medytox shall provide Evolus with a validly completed and duly executed IRS Form W-8BEN-E (or IRS Form W-9 if applicable) claiming any exemption from or reduced rate of withholding described in clause (i); and
(iii) the Parties agree that each such Initial License Payment and Renewal License Payment shall be treated as a payment of a royalty pursuant to the Internal Revenue Code of 1986, as amended, and the Treaty.
(d) Notwithstanding anything to the contrary in this Agreement or the Share Issuance Agreement, Evolus shall not reduce the number of Issued Shares issuable to Medytox on account of any U.S. withholding taxes.  Medytox shall deposit, promptly following the date hereof (and shall use commercially reasonable efforts to deposit no later than five (5) Business Days following the date hereof) an amount equal to [***] (the “Issued Shares Escrow Amount”) into an escrow account (the “Escrow Account”) with a nationally recognized third party escrow agent (the “Escrow Agent”) mutually agreed by Medytox and Evolus, which such Escrow Account shall be established in accordance with Treasury Regulation section 1.1441-3(d)(1), pending the determination in accordance with this section 13.8(d) of the source of the income of Medytox for U.S. tax purposes resulting from the issuance of Issued Shares hereunder.  The release of funds from the Escrow Account shall be governed by a customary escrow agreement, in a form mutually agreed by Medytox and Evolus promptly following the date hereof.  The costs and expenses of the Escrow Agent shall be borne equally by both Parties.  In addition, until such time as the Final Withholding Amount (as defined below) is determined pursuant to this section 13.8(d), Evolus shall promptly deposit an amount equal to [***] of each Initial Royalty payment and Renewal License Payment to the Escrow Account (the aggregate amount of such payments, at any given time, the “License Escrow Amount” and, together with the Issued Shares Escrow Amount, the “Total Escrow Amount”) substantially concurrently with the payment of the remaining portion of the Initial Royalty or Renewal License Payment, as applicable, to Medytox (and the full amount of the Initial Royalty or Renewal License Payment, as applicable, shall be deemed paid to Medytox in accordance with this Agreement notwithstanding any deposit to the Escrow Account).   Promptly following the date hereof, and in no event later than thirty (30) days following the date hereof, Medytox and Evolus shall jointly engage a United States based “Big 4”

accounting and U.S. tax expert mutually agreeable to both Parties (the “Accounting Expert”) to determine the portion of any Initial Royalty payment or Renewal License Payment and the value of the Issued Shares that are attributable to U.S. sources and the portions that are attributable to Korean or other non-U.S. sources (including, for the avoidance of doubt, taking into consideration the portion, if any, of such payments that relate to the manufacture of products within the Republic of Korea), and the determination of such Accounting Expert shall be rendered within three (3) months after the date hereof, and binding on both Parties.  The costs and expenses of engaging the Accounting Expert shall be borne equally by both Parties.  Once the determination of the Accounting Expert has been rendered, the Parties shall deliver joint written instructions to the Escrow Agent to pay promptly (i) a cash amount equal to (A) [***] multiplied by the U.S. source portion of any Initial Royalty payment or Renewal License Payment from which any amount was deposited in the Escrow Account plus (B) [***] multiplied by the U.S. source portion of the value of the Issued Shares (based on the closing price of the Issued Shares on the date of issuance) (such amount, the “Final Withholding Amount”) to the U.S. Internal Revenue Service and (ii) the balance of the Escrow Account (after deducting the Final Withholding Amount) to Medytox.
(e) Within thirty (30) days after demand therefore, Medytox shall indemnify Evolus and each of its directors, officers and affiliates, and hold each of them harmless from and against, and shall pay and reimburse each of them for, (i) any loss or liability attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, or obligation in this Section 13.8, and (ii) all U.S. federal withholding taxes, penalties, fees, interest, additions to tax or other assessments related to the underpayment of any taxes, or the failure to pay to the Internal Revenue Service any taxes that were required to be withheld from any payment made hereunder, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith arising from a claim made against Evolus by the Internal Revenue Service, provided that (a) in the event of such a claim Medytox is provided prompt notice thereof, (b) Evolus reasonably cooperates in good faith with Medytox in the adjudication of said claim, (c) the claim results in a final order requiring a payment within the scope of this subsection, and (d) such claim is not settled or otherwise resolved without Medytox’s consent (not to be unreasonably withheld, conditioned or delayed). Medytox further agrees that Evolus shall have the right, in its discretion, to offset any Initial Royalty or Renewal License Payment required to be paid pursuant to this Agreement or any License Payment (as such term is defined in the US Settlement and License Agreement) required to be made pursuant to the US Settlement and License Agreement by any amount due under this Section 13.8(e) to the extent such amount is not otherwise paid by Medytox to Evolus within the thirty day period provided in this paragraph (and any amount subject to such offset shall be treated as paid to Evolus for all purposes under this Agreement or the US Settlement and License Agreement, as applicable).
(f) The Parties shall not take any position for any tax purpose inconsistent with any provision of this Section 13.8, absent a final and binding determination by a taxing authority in the relevant jurisdiction(s), in which case parties shall also cooperate to seek conforming adjustments in any other relevant jurisdictions. The Parties shall keep each other reasonably informed, and shall notify the other Party promptly of any inquiry of any taxing authority relating in any way to such determination, allocation or treatment or otherwise in respect of the taxation of any payments made hereunder (including the issuance of the Issued Shares), and shall, without limiting the generality of Section 13.8(a), reasonably cooperate in responding to any such inquiry and in any related audit or contest. No settlement of any audit, proceeding, examination or contest with respect to taxes or the taxation of the parties with respect to any payments made hereunder shall be agreed to by either Party without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
13.8.Entire Agreement. All rights not expressly granted by the Parties under this Agreement are reserved by the Parties and, except as explicitly set on in this Agreement, no other express or implied license or rights under any intellectual property of any Party are granted or intended to be granted under this Agreement. The Parties acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of the Parties and their respective permitted successors and assigns.
13.9.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unlawful, invalid, void, or unenforceable in whole or in part for any reason, such provision or such part thereof shall be deemed separate from and shall in no way affect the validity, legality, and enforceability of the remainder of this Agreement. If such provision or part thereof is deemed unlawful, void, or unenforceable due to its scope or breadth, such provision or part thereof shall be deemed valid to the extent of the scope or breadth permitted by law. The Parties agree to renegotiate in good faith any provision held to be invalid, illegal, or unenforceable, it being the intent of the Parties that the basic purposes of the Agreement are to be effectuated.
13.10.Counterparts. This Agreement may be executed in counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Execution and delivery of this Agreement by facsimile by either Party shall be legal, valid, and binding to the same extent as an original signature.

IN WITNESS WHEREOF, the Parties have fully executed and delivered this Settlement Agreement as of the day and year first written above.

MEDYTOX, INC.
By:      /s/ Hyun Ho Jung
Name:     Hyun Ho Jung
Title:     CEO & President

EVOLUS, INC.
By:      /s/ David Moatazedi
Name:     David Moatazedi
Title:     President and Chief Executive Officer

Signature Page for Settlement and License Agreement